Filed Pursuant to Rule 424(b)(5)

Registration No. 333- 236683

SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED MARCH 8, 2023

(To Prospectus dated May 6, 2020)

$2,250,000,000

TÜRKİYE CUMHURİYETİ

(The Republic of Turkey)

9.375% Notes due March 14, 2029

EXPLANATORY NOTE

This Supplement No. 1 to the Prospectus Supplement supplements and amends the Prospectus Supplement dated March 8, 2023 (the “Original Prospectus Supplement”), filed by the Republic of Turkey (the “Republic”). This Supplement No. 1 to the Prospectus Supplement should be read in conjunction with the Original Prospectus Supplement and the prospectus dated May 6, 2020 (the “Prospectus”).

This prospectus supplement is qualified by reference to the Prospectus and the Original Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus Supplement. This Supplement No. 1 is not complete without, and may not be delivered or used except in conjunction with, the Original Prospectus Supplement and the Prospectus.

The purpose of this Supplement No. 1 is solely to correct the ISIN and CUSIP numbers which due to an administrative error were incorrectly recorded in the Original Prospectus Supplement.

CORRECTION TO ISIN & CUSIP NUMBERS

This Supplement No. 1 is being filed to correct the ISIN and CUSIP numbers with respect to the Republic’s 9.375% Notes due March 14, 2029, $2,250,000,000 aggregate principal amount (the “Notes”), offered by means of the Original Prospectus Supplement. Due to an administrative error, the CUSIP and ISIN numbers with respect to the Notes disclosed on pages S-4 and S-48 of the Original Prospectus Supplement were misstated. To reflect the correct ISIN and CUSIP numbers of the Notes, these numbers are hereby amended to “US900123DH01” (ISIN) and “900123DH0” (CUSIP), respectively.

This Supplement No. 1 does not amend, modify or alter the Original Prospectus Supplement in any other respect. No changes have been made to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this Supplement No. 1, the Original Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is March 13, 2023